                                                                    Exhibit 99.1

                         [LETTERHEAD OF Kulicke & Soffa]

NEWS for Immediate Release

                 Kulicke & Soffa To Terminate Substrate Venture

Willow Grove, PA--August 27, 2002--Kulicke & Soffa Industries Inc. today announced that it will close its substrate operations in Milpitas, California due to the extended downturn in the semiconductor industry.

K&S acquired the "X-LAM" substrate technology in January 1999, opened a development facility in Milpitas later that year, and renamed it `K&S Substrates.' The technology enables production of next generation, high performance BGA substrates and multi-layer boards at line widths of 32 microns and below by applying thin, very high density multi-layer laminates to a core. The technology, while still in development, has yielded promising results with good customer interest due to its potential to address the semiconductor industry roadmap well into the future.

C. Scott Kulicke, chairman and chief executive officer, stated, "While our substrate operation was intended to be a key component in the Company's strategy of supplying assembly solutions in the advanced interconnect space, it is highly capital intensive and requires on-going cash infusions."

He continued, "In today's volatile semiconductor industry, the most pressing issue is assuring the long term financial strength of K&S. Therefore, the fiscally prudent course of action is to terminate the venture at this time."

The pre-tax charge for the closure is estimated at approximately $17.0 million and will be incurred in the fourth fiscal quarter ending September 30, 2002.

The decision to close the operation is the most recent step in the Company's actions to cut costs and reduce cash usage. It had previously announced other measures aimed at returning the Company to profitability, including a functional reorganization, reductions in force, and manufacturing moves to Singapore and China.

Kulicke & Soffa (Nasdaq: KLIC) is the world's leading supplier of semiconductor interconnect equipment, materials and technology. Chip and wire solutions combine wafer dicing and wire bonding equipment with saw blades, die collets, wire and capillaries. Flip chip solutions include wafer bumping technology. Chip scale and wafer level packaging solutions include Ultra CSP(R) technology. Test interconnect solutions include standard and vertical probe cards, ATE interface assemblies and ATE boards for wafer testing, and test sockets and contactors for all types of packages. Kulicke & Soffa's web site address is www.kns.com.

Caution Concerning Forward Looking Statements
This press release contains forward-looking statements which are found in various places throughout the press release. While these forward-looking statements represent our judgments and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, those listed or discussed in Kulicke & Soffa Industries' 2001 Annual Report on Form 10-K and: the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the risk that anticipated cost savings will not be achieved; the volatility in the demand for semiconductors and our products and services; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; the risk of failure to successfully manage our diverse operations; and other key factors that could adversely affect our businesses and financial performance contained in past and future filings and reports, including those with the SEC. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contact:
Investors & Financial Media:                                    All Other Media:
Nancy R. Kyle                                                   Henri Van Parys
215-784-6436                                                    215-784-6818
nkyle@kns.com                                                   parys@kns.com

                                      #  #  #